Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)
Xeris Biopharma Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other (2)	6,636,632 (3)	1.90	$12,608,273.00	$0.00014760	$1,860.98
Total Offering Amounts					$12,608,273.00		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,860.98
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common stock, $0.0001 par value per share (“Common Stock”).
(2)    The price of $1.90 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on August 5, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (as amended, the “ ESPP”), the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
(3)    Consists of 6,636,632 additional shares issuable under the First Amendment to the ESPP. On April 23, 2024, the Registrant filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the ESPP by 6,636,632 shares of Common Stock. The proposal to increase the number of shares available for issuance under the ESPP was approved by the Registrant’s stockholders on June 5, 2024. Shares available for issuance under the ESPP were previously registered on registration statement on Form S-8 (File No. 333-260068) filed with the SEC on October 5, 2021.